Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ToughBuilt Industries, Inc. on Form S-1 Amendment # 1 File No. 333-237606 of our report dated March 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of ToughBuilt Industries, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of ToughBuilt Industries, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

May 19, 2020